EXHIBIT (H) (VI) UNDER FORM N-1A

                       EXHIBIT 10 UNDER ITEM 601/ REG. S-K

                                    AGREEMENT

                                       FOR

                             ADMINISTRATIVE SERVICES

   AGREEMENT made as of February 1, 1999, by and between THE RIVERFRONT FUNDS, an Ohio business trust, having its principal office and place of business at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237 (the "Trust"), on behalf of its series (individually referred to herein as a "Fund" and collectively as "Funds") and any classes of shares ("Classes") now existing or hereafter created, as identified on Exhibit A, as the same may be amended from time to time, and FEDERATED SERVICES COMPANY, a Pennsylvania corporation, having its principal office and place of business at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779 on behalf of itself and its subsidiaries (the "Administrator").

   WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued shares of beneficial interest ("Shares");

   WHEREAS, the Trust desires to appoint the Administrator as its administrator to provide it with administrative services (as herein defined), and the Administrator desires to accept such appointment; and

   NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION ONE:  ADMINISTRATIVE SERVICES.

ARTICLE 1.  APPOINTMENT.

   The Trust hereby appoints the Administrator as Administrator for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such appointment and agrees to furnish the services set forth in
Article 2 of this Agreement in return for the compensation set forth in Article 6 of this Agreement.

ARTICLE 2.  THE ADMINISTRATOR'S DUTIES.

     As Administrator, and subject to the supervision and control of the Board of Trustees of the Trust (the "Board") and in accordance with Proper Instructions (as defined hereafter) from the Trust, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Trust and each of its Funds:

A. prepare, file, and maintain the Trust's governing documents and any amendments thereto, including its declaration of trust ("Charter"), its By-laws, and minutes of meetings of the Board and Shareholders;

B. prepare and file with the Securities and Exchange Commission ("SEC") and the appropriate state securities authorities the registration statements for the Trust and the Trust's Shares and all amendments thereto, reports to regulatory authorities and shareholders (including the filing, and assisting the fund accountant in the preparation, of Forms 24F-2 and N-SAR), Prospectus(es), routine proxy statements, and such other documents all as may be necessary to enable the Trust to make a continuous offering of its Shares;

C. prepare, negotiate, and administer contracts (if any) on behalf of the Trust with, among others, the Trust's investment advisers, distributors, transfer agents, fund accountants, and custodians, subject to any applicable restrictions of the Board or the 1940 Act;

D monitor expenses, calculate the per share dividend and capital gains or losses, if any, for declaration and payment in the manner determined from time to time by the Trust's Board, and monitor compliance with the distribution requirements of regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code");

E. calculate performance data of the Funds for dissemination to information services covering the investment company industry;

F.   prepare and file the Trust's tax returns;

G. coordinate the layout and printing of publicly disseminated Prospectus(es) and reports;

H. perform internal audit examinations in accordance with a charter to be adopted by the Administrator and the Trust, and coordinate and facilitate external audits by the Trust's independent auditors and regulatory examinations of the Trust;

I. assist with the design, development, and operation of the Trust and the Funds;

J. provide individuals reasonably acceptable to the Board for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Board;

K. monitor, through periodic internal audit examinations, compliance by the Trust and its investment advisers with applicable laws, including provisions of the 1940 Act, the Internal Revenue Code, and the rules and regulations thereunder, and any applicable exemptive orders;

L. obtain and keep in effect fidelity bonds and directors' (trustees') and officers' errors and omissions insurance policies for the Trust (and such trustees and officers) in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act and as approved by the Board;

M. oversee the development and preparation of legal communications to shareholders, including the annual and semi-annual reports to shareholders of the Trust, coordinate the mailing of prospectuses (including supplements), notices, proxy statements, and other reports to shareholders of the Trust, and supervise the proxy solicitation process for all shareholder meetings, including tabulation of shareholder votes; and

N. consult with the Trust and its Board on matters concerning the Trust and its affairs.

     The foregoing, along with any additional services that the Administrator shall agree in writing to perform for the Trust under this Section One, shall hereafter be referred to as "Administrative Services." Administrative Services shall not include any duties, functions, or services to be performed for the Funds by the Funds' investment adviser, distributor, custodian, fund accountant, or transfer agent pursuant to their respective agreements with the Trust.

ARTICLE 3.  RECORDS.

     The Administrator shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to agreement with the Trust or otherwise. Where applicable, such records shall be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Trust which are in the possession of the Administrator shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during the Administrator's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Administrator to the Trust or the Trust's authorized representatives.

ARTICLE 4.  DUTIES OF THE FUNDS

     Except as provided in Article 7 hereof, each Fund assumes full responsibility for the contents and distribution of its own respective offering document and for complying with all applicable requirements of the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund.

ARTICLE 5.  EXPENSES.

     The Administrator shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Trust, including the compensation of the Administrator's employees who serve as Trustees or officers of the Trust. The Trust shall be responsible for all other expenses incurred by the Administrator on behalf of the Trust, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Administrator's employees, trade association dues, and other expenses properly payable by the Funds and/or the Classes; PROVIDED, HOWEVER, that the foregoing shall not be interpreted to confer any authority upon the Administrator to contract, on behalf and at the expense of the Trust, for any services of outside counsel, independent auditors or other professionals, without the prior approval of the Trust.

ARTICLE 6.  COMPENSATION.

     For the Administrative Services provided, the Trust shall pay to the Administrator an administrative fee, calculated at an annual rate per Fund, as agreed upon from time to time between the parties hereto. The administrative fee in effect from time to time shall be reflected on a schedule of compensation, which shall be attached hereto and made a part hereof, and shall be dated and signed by a duly authorized officer of the Trust for the Funds and a duly authorized officer of the Administrator.

     The compensation and out of pocket expenses attributable to each Fund shall be accrued daily by the Fund and paid to the Administrator no less frequently than monthly, and shall be paid daily upon the reasonable request of the Administrator. The Administrator will maintain detailed information about the compensation and out of pocket expenses payable by each Fund to the Administrator.

ARTICLE 7.  RESPONSIBILITY OF ADMINISTRATOR.

     A. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be, and upon request of the Trust shall include, counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, director, trustee, partner, employee or agent of the Administrator, who may be or become an officer, director, trustee, partner, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Administrator hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of the Administrator even though paid by the Administrator.

     B. The Administrator shall be kept indemnified by the Trust for any action taken or thing done by it in performing the Administrative Services in the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator or the reckless disregard of its obligations or duties under this Section One. In order that the indemnification provisions contained in this
Article 7 shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend the Administrator against any claim which may be the subject of this indemnification. In the event that the Trust so elects, it will so notify the Administrator and thereupon the Trust shall take over complete defense of the claim, and the Administrator shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Article. The Administrator shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify the Administrator except with the Trust's prior written consent.

SECTION TWO: GENERAL PROVISIONS.

ARTICLE 8.  PROPER INSTRUCTIONS.

     As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Administrator reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Trust and the Administrator promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust and the Administrator are satisfied that such procedures afford adequate safeguards for the Trust's assets. Proper Instructions may only be amended in writing.

ARTICLE 9.  DOCUMENTS.

A. In connection with the appointment of the Administrator under this Agreement, the Trust shall file with the Administrator the following documents:

     (1) A copy of the Charter and By-Laws of the Trust and all amendments thereto;

     (2)  A copy of the resolution of the Board authorizing this Agreement; and

     (3)  A copy of the current Prospectus for each Fund.

   B.   The Trust will also furnish from time to time the following documents:

     (1) Each resolution of the Board authorizing the original issuance of each Fund's and/or Class's Shares;

     (2) Each Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of Shares of any Fund and/or Class;

     (3) A certified copy of each amendment to the Charter and By-Laws of the Trust;

     (4) Such other certificates, documents or opinions which the Administrator may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

     (5)  Revisions to the Prospectus of each Fund.

ARTICLE 10.  REPRESENTATIONS AND WARRANTIES.
--------------------------------------------
   A.   Representations and Warranties of the Administrator

        The Administrator represents and warrants to the Trust that:

     (1) It is a corporation duly organized and existing and presently subsisting under the laws of the Commonwealth of Pennsylvania;

     (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification, and in the Commonwealth of Pennsylvania;

     (3) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement;

     (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

     (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

     (6) It has examined and tested the internal systems that it has developed to support the services outlined herein and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the systems' ability to perform the expected functions or inhibit the Administrator's ability to provide the expected services as a result of any business interruptions relating to dates or days before, during and after the year 2000; and

     (7) It is in compliance with federal securities law requirements and in good standing as an administrator.

   B.   Representations and Warranties of the Trust

        The Trust represents and warrants to the Administrator that:

     (1) It is an investment company duly organized and existing, with its Charter in full force and effect, under the laws of the jurisdiction of its organization;

     (2) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform its obligations under this Agreement;

     (3) All proceedings required by said Charter and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement;

     (4) The Trust is an open-end investment company registered under the 1940 Act; and

     (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

ARTICLE 11.  TERM AND TERMINATION OF AGREEMENT.

   This Agreement shall be effective from February 1, 1999 and shall continue until January 31, 2002 ("Initial Term"). Thereafter, the Agreement will continue automatically for successive terms of 12 months each (each a "Renewal "Term") absent the written notice of termination given by one party to the other party no less than 90 days before the expiration of the Initial Term or any Renewal Term. In the event, however, of willful misfeasance, bad faith, negligence or reckless disregard of its duties by the Administrator, the Trust has the right to terminate the Agreement upon 60 days written notice, if Administrator has not cured such willful misfeasance, bad faith, negligence or reckless disregard of its duties within 60 days. The termination date for all original or after-added investment companies which are, or become, a party to this Agreement, shall be coterminous.

   Should the Trust exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Trust or the appropriate Fund. Additionally, the Administrator reserves the right to charge for any other reasonable expenses associated with such termination. Except as expressly set forth in this Agreement, upon the proper exercise of the Trust's right to terminate as set forth in this Article 11, the Administrator shall not be entitled to any termination fee, deconversion charge or other amount of money in respect of such proper termination. The provisions of Article 7 shall survive the termination of this Agreement.

ARTICLE 12.  AMENDMENT.

   This Agreement may be amended or modified only by a written agreement executed by both parties.

ARTICLE 13.  INTERPRETIVE AND ADDITIONAL PROVISIONS.

   In connection with the operation of this Agreement, the Administrator and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, PROVIDED that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Trust's or Administrator's Charter. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

ARTICLE 14.  GOVERNING LAW.

   This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania.

ARTICLE 15.  NOTICES.

   Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to the Trust at 5800 Corporate Drive, Pittsburgh, Pennsylvania, 15237, or to the Administrator at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, 15222-3779, or to such other address as the Trust or the Administrator may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

ARTICLE 16.  COUNTERPARTS.

      This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

ARTICLE 17.  MERGER OF AGREEMENT.

   This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

ARTICLE 18.  SUCCESSOR ADMINISTRATOR.

   If a successor administrator for the Trust shall be appointed by the Trust, the Administrator shall upon termination of this Agreement deliver to such successor administrator at the office of the Administrator all properties of the Trust held by it hereunder, including any electronically recorded information in machine-readable form. If no such successor administrator shall be appointed, the Administrator shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

   In the event that no written order designating a successor administrator or Proper Instructions shall have been delivered to the Administrator on or before the date when such termination shall become effective, then the Administrator shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Administrator under this Agreement. Thereafter, such bank or trust company shall be the successor of the Administrator under this Agreement.

ARTICLE 19.  FORCE MAJEURE.

   The Administrator shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Trust as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption (other than so called Y2K disruptions related to software and equipment under Administrator's direct control) or other impossibility of performance.

ARTICLE 20.  ASSIGNMENT; SUCCESSORS.

   Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.

A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

B. The Administrator may, without further consent on the part of the Trust, subcontract for the performance of Administrative Services with any of its wholly-owned subsidiaries (including Federated Administrative Services), but will remain fully liable and responsible to the Trust for its obligations under this Agreement.

ARTICLE 22.  SEVERABILITY.

   In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

ARTICLE 23.  LIMITATIONS OF LIABILITY OF TRUSTEES AND SHAREHOLDERS.
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     The execution and delivery of this  Agreement  have been  authorized by the
Board of the Trust and the Administrator and signed by an authorized officer of each of them, acting as such. The Trust is a business trust organized under Chapter 1746, Ohio Revised Code, and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Riverfront Funds" entered into in the name or on behalf thereof by any of its Trustees, officers, employees or agents are made not individually, but in such capacities and are
not  binding  upon  any  of  the  Trustees,   officers,   employees,  agents  or
shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code (or any successor provision or statute), and all persons dealing with any of the Funds or the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust. Neither the authorization by the Administrator's Board nor the execution and delivery by the Administrator's officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of the Administrator under this Agreement are not binding upon any of the Officers, Directors or Shareholders of the Administrator, but bind only the property of the Administrator, as provided in the Administrator's Charter.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                    THE RIVERFRONT FUNDS

                                    By:  /S/ JEFFREY W. STERLING
                                       ---------------------------
                                    Name:  Jeffrey W. Sterling
                                    Title:  Vice President and Treasurer

                                    FEDERATED SERVICES COMPANY

                                    By:  /S/ PETER J. GERMAIN
                                       ---------------------------
                                    Name:  Peter J. Germain
                                    Title:  Senior Vice President

THE RIVERFRONT FUNDS                  EXHIBIT A          12/16/98 DRAFT

                                    EXHIBIT A

                                     TO THE

                      AGREEMENT FOR ADMINISTRATIVE SERVICES

                                     BETWEEN

                         THE RIVERFRONT FUNDS, INC. AND

                           FEDERATED SERVICES COMPANY

   This is an Exhibit listing the Funds and Classes (if any) of The Riverfront Funds, and the effective dates they are to be covered under the Agreement for Administrative Services with Federated Services Company, dated as of February 1, 1999.



Effective February 1, 1999 THE RIVERFRONT FUNDS, INC.

                              The Riverfront U.S. Government Securities
                                      Money Market Fund
                                      Investor A Shares

                              The Riverfront U.S. Government Income Fund
                                      Investor A Shares
                                      Investor B Shares

                              The Riverfront Income Equity Fund
                                      Investor A Shares
                                      Investor B Shares

                              The Riverfront Small Company Select Fund
                                      Investor A Shares
                                      Investor B Shares

                              The Riverfront Large Company Select Fund
                                      Investor A Shares
                                      Investor B Shares

                          The Riverfront Balanced Fund

                                      Investor A Shares
                                      Investor B Shares

                          SCHEDULE OF COMPENSATION FOR

                             ADMINISTRATIVE SERVICES

      This is a Schedule of Compensation for Administrative Services under the Agreement for Administrative Services between The Riverfront Funds and Federated Services Company, dated February 1, 1999.

   The administrative fee shall be calculated at an annual rate equal to .17% of the aggregate average daily net assets of the Trust. On the effective date of this Schedule of Compensation, The Riverfront Funds consist of the following 6 portfolios, or Funds, with the following Classes: The Riverfront U.S. Government Securities Money Market Fund - Investor A Shares; The Riverfront U.S. Government Income Fund - Investor A Shares and Investor B Shares; The Riverfront Income Equity Fund - Investor A Shares and Investor B Shares; The Riverfront Small Company Select Fund - Investor A Shares and Investor B Shares; The Riverfront Large Company Select Fund - Investor A Shares and Investor B Shares; and The Riverfront Balanced Fund - Investor A Shares and Investor B Shares. During the term of this Agreement, a minimum fee shall apply to each new Fund (i.e. any Fund other than those Funds specified above) or new Class (i.e. any class of shares added to any Fund, new or existing, other than the existing 11 Investor A Shares and Investor B Shares listed above; provided, however, that each new Fund shall be entitled to one Class of shares for such new Fund, with any additional Classes for such new Fund included within, and subject to, the new Class minimum) added following the effective date of this Agreement. Such minimum fee shall be in an annual amount equal to $50,000 per new Fund and $30,000 per new Class.

      IN WITNESS WHEREOF, the parties hereto have caused this Schedule of Compensation For Administrative Services to be executed in their names and on their behalf by and through their duly authorized officers, effective as of the 1st day of February, 1999.

                                    THE RIVERFRONT FUNDS

                                    By:  /S/ JEFFREY W. STERLING
                                       ---------------------------
                                    Name:  Jeffrey W. Sterling
                                    Title:  Vice President and Treasurer

                                    FEDERATED SERVICES COMPANY

                                    By:  /S/ PETER J. GERMAIN
                                       ---------------------------
                                    Name:  Peter J. Germain
                                    Title:  Senior Vice President